SECOND AMENDMENT TO CREDIT AGREEMENT


             THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of July __, 1998, amends and supplements that certain Credit Agreement dated as of March 11, 1998, as amended to date (as so amended, the "Credit Agreement"), among BANDO MCGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the "Company"), the financial institutions from time to time party thereto (individually a "Lender" and collectively the "Lenders"), and FIRSTAR BANK MILWAUKEE, N.A., as agent for the Lenders (in such capacity, the "Agent").

                                     RECITAL

             The Company, the Lenders and the Agent desire to amend the Credit Agreement as provided below.

                                   AGREEMENTS

             In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Lenders, the Agent and the Company agree as follows:

             1. Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement. All references to the Credit Agreement contained in the Loan Documents shall, upon fulfillment of the conditions set forth in section 3 below, mean the Credit Agreement as amended by this Second Amendment.

             2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

                  (a)  Section 9.15 is created toread as follows:

                            9.15 Release of Mortgage Collateral.  If the
             Company disposes of any real property constituting Eligible Leased Real Estate, in a bona fide, arm's length transaction, the Banks agree that the Collateral Agent shall promptly release any mortgage and assignment of leases and rents, in favor of the Collateral Agent, for the benefit of the Lenders, encumbering the relevant Eligible Leased Real Estate, upon payment by the Company to the Agent, for the benefit of the Lenders, of an amount equal to the net book value of such Eligible Leased Real Estate as of the date of such disposition.

                  (b) The Company, the Agent and the Lenders acknowledge and agree that for a period of 180 days following the date of this Second Amendment, the Established Value of Eligible Leased Real Estate, for purposes of calculating the Leased Real Estate Borrowing Base Amount, shall be determined as set forth on Exhibit K attached hereto. The Company, the Agent and the Lenders further acknowledge and agree that at the expiration of such 180-day period the Established Value for Eligible Leased Real Estate shall be reduced to $0, unless, prior to the expiration of such 180-day period, the Company has delivered to the Agent the updated appraisals required by the Agent with respect to Eligible Leased Real Estate.

                  (c) Exhibit K attached hereto shall be deemed an Exhibit to the Credit Agreement.

             3. Effectiveness of Second Amendment. This Second Amendment shall become effective upon its execution and delivery by the Company, the Lenders and the Agent.

             4. Representations and Warranties. The Company represents and warrants to the Lenders and the Agent that:

                  (a) The execution and delivery of this Second Amendment and the performance by the Company of its obligations hereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity; and

                  (b) The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Second Amendment except (i) the representations and warranties contained in section 3.3 of the Credit Agreement shall apply to the most recent financial statements delivered by the Company to the Lenders pursuant to sections 5.1 and 5.2 of the Credit Agreement and (ii) for changes contemplated or permitted by the Loan Documents and, to the Company's knowledge, no condition exists or event or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement.

             5. Costs and Expenses. The Company agrees to pay to the Agent, on demand, all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Agent in connection with the negotiation, execution and delivery of this Second Amendment.

             6. Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

             7. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of parties hereto may execute this Second Amendment by signing any such counterpart.

                                 BANDO MCGLOCKLIN SMALL BUSINESS LENDING
                                 CORPORATION


                                 BY_____________________________
                                    Its___________________________

                                 FIRSTAR BANK MILWAUKEE, N.A.,
                                 as the Agent


                                 BY_____________________________
                                    Its___________________________

                                 FIRSTAR BANK MILWAUKEE, N.A.,
                                 as a Lender


                                 BY_____________________________
                                    Its___________________________


                                 U.S. BANK NATIONAL ASSOCIATION
                                 (formerly known as First Bank National
                                 Association)

                                 BY_____________________________
                                    Its___________________________

                                 LASALLE NATIONAL BANK

                                 BY_____________________________
                                    Its___________________________


                                 HARRIS TRUST AND SAVINGS BANK

                                 BY_____________________________
                                    Its___________________________

                                 THE HUNTINGTON NATIONAL BANK

                                 BY_____________________________
                                    Its___________________________